Exhibit 2.2

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Asset Purchase Agreement (this “Amendment”) is made and entered into as of July 1, 2026, by and between Nuvo Pharmaceuticals (Ireland) DAC, an Ireland designated activity company (“Apotex”), and and Cumberland Pharmaceuticals Inc., a corporation organized under the laws of Tennessee (“Cumberland”). Apotex and Cumberland are referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Apotex, Apotex Inc., a corporation incorporated under the laws of the Province of Ontario, and Cumberland entered into that certain Asset Purchase Agreement, effective as of the 22nd day of April, 2026 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 11.4 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed by authorized signatories on behalf of each Party;

WHEREAS, the Parties desire to amend certain terms of the Purchase Agreement, in each case as more fully set forth in this Amendment; and

WHEREAS, capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendments.

(a)	Amendment to the Definition of “Transferred Contract(s)”. The definition of “Transferred Contract(s)” contained in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“‘Transferred Contract(s)’ means all Contracts exclusively or primarily related to the Business, including the Material Contracts required to be set forth on Section 5.8(a) of the Disclosure Schedules; provided that the Transferred Contracts shall exclude those Contracts listed on Exhibit E.”

(b)	Addition of Exhibit E. Exhibit E attached hereto shall be deemed added and attached as Exhibit E to the Purchase Agreement. The Contracts set forth on Exhibit E attached hereto shall be excluded from the Transferred Contracts and, for the avoidance of doubt, shall not constitute Acquired Assets, and the Assumed Liabilities shall not include any obligations under such excluded Contracts.

2.	Ratification. Except as amended hereby, the terms and provisions of the Purchase Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

3.	Complete Agreement. This Amendment and the Purchase Agreement, together with the schedules and exhibits referred to therein (including the Disclosure Schedules and Exhibit E hereto), contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

4.	Miscellaneous. Sections 11.4 (Amendments and Waivers), 11.5 (Notices), 11.6 (Headings), 11.7 (Severability), 11.8 (Counterparts), 11.11 (Governing Law; Choice of Law) and 11.13 (Dispute Resolution; Waiver of Jury Trial) of the Purchase Agreement apply to this Amendment mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

NUVO PHARMACEUTICALS (IRELAND) DAC

By:	/s/ Gary McCloskey
Name:	Gary McCloskey
Title:	Director

CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ A.J. Kazimi
Name:	A.J. Kazimi
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

EXHIBIT E

Excluded Contracts

[Omitted]